Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stewart Information Services Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-159285, 333-124954, 333-88708, 333-77579 and 333-24075) on Form S-8 of Stewart Information Services Corporation of our reports dated March 4, 2010, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, retained earnings and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Stewart Information Services Corporation.
Our report on the consolidated financial statements of Stewart Information Services Corporation refers to the Company’s adoption, effective January 1, 2009, of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidation), and effective January 1, 2008, the Company’s adoption of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (included in FASB ASC Topic 825, Financial Instruments).
/s/ KPMG
Houston, Texas
March 4, 2010